RENO AIR TO INITIATE STOCK REPURCHASE PROGRAM AND SELL SURPLUS AIRCRAFT; CARRIER
              EXPECTS SIGNIFICANTLY IMPROVED THIRD QUARTER RESULTS
                           AND FULL YEAR 1998 EARNINGS

RENO, Nevada, August 26, 1998- Reno Air, Inc. [NASDAQ: RENO; PSE: RNO] today announced that the company's board of directors has authorized management to repurchase up to two million shares of its outstanding stock. The airline also announced that it has agreed in principle to sell a surplus aircraft that has been operated by BWIA International Airways to Pegasus Aviation, Inc. of San Francisco. The stock repurchase plan and aircraft disposition are part of management's action plan to return the airline to profitability and enhance shareholder value.

Reno Air further announced that it expects record earnings for the third quarter and reiterates that it expects to be profitable for the full-year 1998, notwithstanding significant losses in the first quarter and restructuring charges of $.7 million in the second quarter. The carrier suffered a $8.6 million loss in the first quarter of 1998 after posting a $12.3 million loss in fiscal year 1997.

"The Pegasus transaction is a 'win-win' for both parties," said Joseph R. O'Gorman, Chairman, President, and Chief Executive Officer of Reno Air. "It generates cash flow to strengthen our competitive position and allows us to concentrate on running the airline."

The company's action plan has streamlined operations, significantly reduced costs, optimized scheduling and aircraft utilization, and improved the operational and customer service performance of the airline. In May, June, and July, the airline's on-time performance exceeded 86%. Reno Air's on-time performance was superior during those periods to all of the major airlines, based upon statistics reported to the Department of Transportation. In addition, the customer service performance in reservations now exceeds industry responsiveness standards.

Passenger traffic and yield have met or exceeded expectations for July. The company reports that unit revenue appears to be on track for August and unit costs continue on a downward trend.

"Based on the continued strong demand for travel in the domestic markets, the significant improvement we have made in operational and customer service performance and the current fuel-price environment, the outlook remains favorable for Reno Air in 1998," said O'Gorman. "Obviously, the credit for our enhanced financial and operational performance goes to the hard work and dedication of our employees."

Earlier this year, the airline had announced that it had reduced its workforce by more than 15%, sold two non-operating aircraft to Spirit Airlines of Detroit, outsourced its revenue accounting systems and tour operator business, and completely revamped its senior management team with seasoned airline executives. In addition, the company continues to pursue synergistic strategic alliances with domestic and international airlines. "With lower unit costs and the enhancements we have made, we think we can bring significant value to a strategic partner," commented O'Gorman.

Stock repurchases, including block repurchases, may be made in the open market or private transactions, from time to time, depending on market conditions, and may be discontinued at any time.

Pegasus Aviation and its affiliates are leading owners and operating lessors of commercial jet aircraft with more than 144 aircraft on lease to more than 25 air carriers worldwide.

This news release contains forward-looking information. Actual results for the third quarter and full year 1998 may differ materially from projected results due to risks and uncertainties. Some factors that could significantly impact expected operating results include airline pricing environment; industry capacity decisions; jet fuel costs; success of the company's cost control efforts; travel patterns; the economic environment of the airline industry, and general economic conditions.

The web page address for Reno Air, Inc. is http://www.renoair.com


CONTACT: Reno Air Corporate Communications, Connie Huff - (702) 954-5097 Evening/Weekend - (888) 396-0817